Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	November 9, 2016
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 3rd QUARTER 2016 RESULTS

Highlights

•	Income before income tax expense was $754,000 for the three months ended September 30, 2016 and increased $424,000, or 128.5%, compared to $330,000 for the three months ended September 30, 2015.

•	Income before income tax expense was $1.8 million for the nine months ended September 30, 2016 and increased $798,000, or 76.1%, compared to $1.0 million for the nine months ended September 30, 2015.

•

Due to the reversal of the deferred tax valuation allowance as of December 31, 2015, the Company is now recording income tax expense for 2016, which impacts comparability between periods.  Net income for the three months ended September 30, 2016 totaled $505,000 and increased $175,000, or 53.0%, compared to net income of $330,000 for the three months ended September 30, 2015.  Net income for the nine months ended September 30, 2016 totaled $1.2 million and increased $195,000, or 18.6%, compared to net income of $1.0 million for the nine months ended September 30, 2015.

•	Net interest income totaled $2.9 million for the quarter ended September 30, 2016 and increased $482,000, or 19.6%, compared to $2.5 million for the quarter ended September 30, 2015.

•

Credit quality remains strong as total criticized and classified loans decreased by $2.4 million, or 18.4%, during the nine months ended September 30, 2016.  Nonperforming loans to total loans improved to 0.26% at September 30, 2016.

•	The allowance for loan losses (ALLL) to total loans was 2.05% at September 30, 2016, and the ratio of ALLL to nonperforming loans remains strong at 794.1%.

Worthington, Ohio – November 9, 2016  – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced that net income for the three months ended September 30, 2016 totaled $505,000 and increased $175,000, or 53.0%, compared to net income of $330,000 for the three months ended September 30, 2015.  The increase in net income was due to a $482,000 increase in net interest income, a $30,000 decrease in provision expense and a $26,000 increase in noninterest income, partially offset by a $249,000 increase in income tax expense and a $114,000 increase in noninterest expense.

The Company reversed its deferred tax valuation allowance during the fourth quarter of 2015, and thus has recorded income tax expense in 2016.  On a comparable basis, income before income tax expense was $754,000 for the three months ended September 30, 2016 and increased $424,000, or 128.5%, compared to $330,000 for the three months ended September 30, 2015.

Net income attributable to common stockholders for the three months ended September 30, 2016, totaled $291,000, or $0.02 per diluted common share, and increased $175,000, or 150.9%, compared to net income attributable to common stockholders of $116,000, or $0.01 per diluted common share, for the three months ended September 30, 2015.  For the three months ended September 30, 2016 and 2015, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $214,000 for each period.

Net income for the nine months ended September 30, 2016 totaled $1.2 million and increased $195,000, or 18.6%, compared to net income of $1.0 million for the nine months ended September 30, 2015.  The increase in net income was due to a $1.1 million increase in net interest income, partially offset by a $603,000 increase in income tax expense, a $199,000 decrease in noninterest income, a $64,000 increase in noninterest expense and a $30,000 increase in provision expense.

As indicated above, the Company reversed its deferred tax valuation allowance during the fourth quarter of 2015, and thus has recorded income tax expense in 2016.  On a comparable basis, income before income tax expense was $1.8 million for the nine months ended September 30, 2016 and increased $798,000, or 76.1%, compared to $1.0 million for the nine months ended September 30, 2015.

Net income attributable to common stockholders for the nine months ended September 30, 2016, totaled $600,000, or $0.04 per diluted common share, and increased $195,000, or 48.1%, compared to net income attributable to common stockholders of $405,000, or $0.03 per diluted common share, for the nine months ended September 30, 2015.  For the nine months ended September 30, 2016 and 2015, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $643,000 for each period.

Timothy T. O’Dell, President and CEO, commented, “Overall we are pleased with our business and earnings growth and trajectory.  CFBank has successfully recruited three seasoned commercial lenders experienced in commercial and industrial lending relationships and working with closely held businesses.  We believe the recent addition of these seasoned lenders will be instrumental in helping us to continue to grow as well as to diversify our Commercial Banking business.

Also, since the beginning of the year our CFBank Team was able to grow deposits by $55.4 million, or 19.1%, providing the funding needed for continuing to grow loans and earning assets.  In addition, we also have made investments in further strengthening our infrastructure including information technology and operations support, along with credit and risk management.”

Overview of Results

Net interest income.  Net interest income totaled $2.9 million for the quarter ended September 30, 2016 and increased $482,000, or 19.6%, compared to $2.5 million for the quarter ended September 30, 2015.  The increase in net interest income was primarily due to a $595,000, or 19.0%, increase in interest income, partially offset by a $113,000, or 16.5%, increase in interest expense.  The increase in interest income was primarily attributed to a $44.5 million, or 14.4%, increase in average interest-earning assets outstanding and a 16bps increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $31.1 million, or 11.7%, increase in average interest-bearing liabilities outstanding and a 5bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.32% for the quarter ended September 30, 2016 increased 15bps compared to the net interest margin of 3.17% for the quarter ended September 30, 2015.

Net interest income totaled $8.4 million for the nine months ended September 30, 2016 and increased $1.1 million, or 14.9%, compared to $7.3 million for the nine months ended September 30, 2015.  The increase in net interest income was primarily due to a $1.4 million, or 15.0%, increase in interest income, partially offset by a $301,000, or 15.6%, increase in interest expense.  The increase in interest income was primarily attributed to a $34.5 million, or 11.4%, increase in average interest-earning assets outstanding and a 13bps increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $22.9 million, or 8.9%, increase in average interest-bearing liabilities outstanding and a 7bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.34% for the nine months ended September 30, 2016 increased 10bps compared to the net interest margin of 3.24% for the nine months ended September 30, 2015.

Robert E. Hoeweler, Chairman of the Board, added “Our Team continues to execute well our fundamental tenets of quality growth, coupled with strong credit quality and risk management.  We remain enthused about our growth and expansion opportunities.  We believe the recent sales of market competitors has done nothing but enhance our business prospects going forward.”

Provision for loan losses.  The provision for loan losses totaled $20,000 for the quarter ended September 30, 2016 and decreased $30,000, or 60.0%, compared to $50,000 for the quarter ended September 30, 2015.  The decrease in the provision for loan losses for the quarter ended September 30, 2016 was primarily due to a continued decrease in the majority of historical loss rates, favorable trends in certain qualitative factors and net recoveries for the quarter.  Net recoveries for the quarter ended September 30, 2016 totaled $260,000 compared to net charge-offs of $8,000 for the quarter ended September 30, 2015.  The ratio of the ALLL to nonperforming loans improved to 794.1% as of September 30, 2016.

The provision for loan losses totaled $230,000 for the nine months ended September 30, 2016 and increased $30,000, or 15.0%, compared to $200,000 for the nine months ended September 30, 2015.  The increase in the provision for loan losses for the nine months ended September 30, 2016 was primarily due to increased loan growth, which was partially offset by a continual decrease in the majority of historical loss rates and favorable trends in certain qualitative factors and net recoveries.  Net recoveries for the nine months ended September 30, 2016 totaled $43,000 compared to net recoveries of $6,000 for the nine months ended September 30, 2015.  The ratio of the ALLL to nonperforming loans improved to 794.1% as of September 30, 2016.

Noninterest income.  Noninterest income for the quarter ended September 30, 2016 totaled $350,000 and increased $26,000, or 8.0%, compared to $324,000 for the quarter ended September 30, 2015. The increase was primarily due to a $114,000 increase in service charges on deposit accounts, partially offset by a $70,000 decrease in other noninterest income and a $18,000 decrease in net gains on sales of loans.  The increase in service charges on deposit accounts was related to increased pricing, increased deposit growth and activity and new account relationships. The decrease in other noninterest income was related to decreased activity related to the Company’s joint ventures. The decrease in net gain on sales of loans was primarily due to lower sales activity.

Noninterest income for the nine months ended September 30, 2016 totaled $944,000 and decreased $199,000, or 17.4%, compared to $1.1 million for the nine months ended September 30, 2015. The decrease was primarily due to a $260,000 decrease in net gains on sales of loans and a $205,000 decrease in other noninterest income, partially offset by a $253,000 increase in service charges on deposit accounts.  The decrease in the net gains on sales of loans was primarily due to a SBA loan sale during the second quarter of 2015 and lower residential mortgage sales activity.  The decrease in other noninterest income was related to decreased activity related to the Company’s joint ventures.  The increase in service charges on deposit accounts was related to increased pricing, deposit growth and activity and new account relationships.

Noninterest expense.  Noninterest expense increased $114,000, or 4.8%, and totaled $2.5 million for the quarter ended September 30, 2016, compared to $2.4 million for the quarter ended September 30, 2015.  The increase in noninterest expense during the three months ended September 30, 2016 was primarily due to a $116,000 increase in salaries and employee benefits expense and a $90,000 increase in professional fees, which was partially offset by a $72,000 decrease in FDIC premiums. The increase in salaries and employee benefits was due to an increase in personnel in commercial lending and operations to support revenue growth, infrastructure and risk management practices.  The increase in professional fees was primarily due to increases in information technology consulting projects and legal expenses primarily related to our loan workout area, as we were able to successfully exit certain problem credits.  The decrease in FDIC premiums was due to lower assessment factors charged based on CFBank’s improved performance.

Noninterest expense increased $64,000, or 0.9%, and totaled $7.3 million for the nine months ended September 30, 2016, compared to $7.2 million for the nine months ended September 30, 2015.  The increase in noninterest expense during the nine months ended September 30, 2016 was primarily due to a $268,000 increase in professional fees, partially offset by a $145,000 decrease in FDIC premiums and a $69,000 decrease in regulatory assessment expense.  The increase in professional fees was due to increases in recruiting fees, legal expense related to loan workouts, and information technology consulting projects.  The decrease in FDIC premiums and regulatory assessment expense was due to lower assessment factors charged based on CFBank’s improved performance.

Income tax expense.  Income tax expense was $249,000 for the three months ended September 30, 2016, an increase of $249,000 compared to $0 for the three months ended September 30, 2015.  As of September 30, 2015, the Company maintained a valuation allowance against the net deferred tax asset which reduced the deferred tax asset to zero; thus, no income tax expense was recorded for the quarter ended September 30, 2015.  With the reversal of the deferred tax valuation allowance as of December 31, 2015, the Company is now recording income tax expense based on the federal statutory rate adjusted for the effect of bank owned life insurance and other miscellaneous items.  The effective tax rate for the quarter ended September 30, 2016, was approximately 33.0% which management believes is a reasonable estimate for the effective tax rate.

Income tax expense was $603,000 for the nine months ended September 30, 2016, an increase of $603,000 compared to $0 for the nine months ended September 30, 2015.  As of September 30, 2015, the Company maintained a valuation allowance against the net deferred tax asset which reduced the deferred tax asset to zero; thus, no income tax expense was recorded for the nine months ended September 30, 2015.  With the reversal of the deferred tax valuation allowance as of December 31, 2015, the Company is now recording income tax expense based on the federal statutory rate adjusted for the effect of bank owned life insurance and other miscellaneous items.  The effective tax rate for the nine months ended September 30, 2016, was approximately 32.7% which management believes is a reasonable estimate for the effective tax rate.

Balance Sheet Activity

General.  Assets totaled $408.4 million at September 30, 2016 and increased $57.1 million, or 16.3%, from $351.3 million at December 31, 2015.  The increase was primarily due to a $32.3 million increase in net loan balances and a $26.4 million increase in cash and cash equivalents.

Cash and cash equivalents.  Cash and cash equivalents totaled $52.3 million at September 30, 2016 and increased $26.4 million, or 102.0%, from $25.9 million at December 31, 2015.  The increase in cash and cash equivalents was a result of management’s efforts to increase deposit activity in order to fund anticipated loan growth and to improve the loan to deposit ratio.

Securities.  Securities available for sale totaled $9.2 million at September 30, 2016 and decreased $142,000, or 1.5%, from $9.4 million at December 31, 2015.

Loans and Leases.    Net loans totaled $329.4 million at September 30, 2016 and increased $32.3 million, or 10.9%, from $297.1 million at December 31, 2015.  The increase was primarily due to a $26.4 million increase in commercial loan balances, a $6.0 million increase in single-family residential loans balances, a $4.2 million increase in commercial real estate loan balances, and a $3.5 million increase in multi-family loan balances, partially offset by a $3.4 million decrease in construction loan balances, and a $4.1 million decrease in total consumer loan balances.  The increase in commercial loan balances, single-family residential, commercial real estate and multi-family loans was due to increased sales activity.  The decrease in construction loan balances was primarily attributed to the completion of projects.

Allowance for loan and lease losses (ALLL).    The ALLL totaled $6.9 million at September 30, 2016 and increased $273,000, or 4.1%, from $6.6 million at December 31, 2015.  The increase in the ALLL was primarily due to an increase in overall loans balances and net recoveries for the quarter, which was partially offset by continued improvement in credit quality as certain historical loss rates continued to decline and total criticized assets decreased.  The ratio of the ALLL to total loans was 2.05% at September 30, 2016 compared to 2.18% at December 31, 2015.  In addition, the ratio of the ALLL to nonperforming loans was 794.1% at September 30, 2016, compared to 464.6% at December 31, 2015.

Foreclosed assets.  Foreclosed assets totaled $0 at September 30, 2016 compared to $1.6 million at December 31, 2015.  Foreclosed assets at December 31, 2015 consisted of one multi-family property that was transferred into REO at fair value at the time of transfer in 2013.  This property was sold during the second quarter of 2016.

Deposits.  Deposits totaled $345.9 million at September 30, 2016 and increased $55.4 million, or 19.1%, from $290.5 million at December 31, 2015.  The increase was primarily attributed to a $30.3 million increase in certificates of deposits, a $13.1 million increase in money market account balances, and a $9.8 million increase in checking account balances.  The majority of the deposit increase was a result of management’s focused sales and marketing efforts to grow deposits to fund anticipated loan growth and improve the loan to deposit ratio.

Stockholders’ equity.    Stockholders’ equity totaled $39.1 million at September 30, 2016, an increase of $809,000, or 2.1%, from $38.3 million at December 31, 2015.  The increase in total stockholders’ equity was primarily attributed to net income, which was partially offset by the dividends paid on the Company’s Series B Preferred Stock during the nine months ended September 30, 2016.

In May 2016, the Company announced that its Board of Directors adopted a stock repurchase program pursuant to which the Company may repurchase up to 3% of the Company's common stock over the subsequent six-month period.  The Board of Directors subsequently approved the continuation of this repurchase program for an additional six-month period commencing November 10, 2016.  Any purchases under the repurchase program will be made from time to time in the open market in accordance with applicable federal and state securities laws and regulations.  The timing and amount of any stock repurchases will be determined by the Company's management based on its evaluation of market conditions, regulatory requirements and other corporate considerations.  Since the commencement of the program, the Company has repurchased 21,300 common shares for an aggregate purchase price of $30,000 as of September 30, 2016.  All repurchased shares are held by the Company as treasury stock.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and a loan production office in Woodmere, Ohio (Cuyahoga County).  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

changes in economic and political conditions could adversely affect our earnings through declines in deposits, loan demand, the ability of our customers to repay loans and the value of the collateral securing our loans;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our level of nonperforming assets and the associated operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to continue to meet regulatory requirements and guidelines to which we are subject;
•	our ability to generate profits in the future;
•	our ability to raise additional capital if and when necessary in the future;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	further legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	further increases in competition from other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	our ability to effectively manage our growth;
•	any failure, interruption or breach in security of our communications and information systems;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2016	2015	% change	2016	2015	% change

Total interest income	$3,734	$3,139	19%	$10,662	$9,270	15%
Total interest expense	798	685	16%	2,225	1,924	16%
Net interest income	2,936	2,454	20%	8,437	7,346	15%

Provision for loan and lease losses	20	50	-60%	230	200	15%
Net interest income after provision for loan and lease losses	2,916	2,404	21%	8,207	7,146	15%

Noninterest income
Service charges on deposit accounts	241	127	90%	612	359	70%
Net gain on sales of loans	46	64	-28%	97	357	-73%
Net loss on sale of securities	-	-	n/m	-	(12)	n/m
Other	63	133	-53%	235	439	-46%
Noninterest income	350	324	8%	944	1,143	-17%

Noninterest expense
Salaries and employee benefits	1,283	1,167	10%	3,610	3,604	0%
Occupancy and equipment	149	129	16%	432	402	7%
Data processing	285	269	6%	827	786	5%
Franchise and other taxes	89	79	13%	265	240	10%
Professional fees	320	230	39%	944	676	40%
Director fees	61	33	85%	166	99	68%
Postage, printing and supplies	35	41	-15%	130	171	-24%
Advertising and promotion	51	35	46%	86	125	-31%
Telephone	32	30	7%	90	86	5%
Loan expenses	51	110	-54%	94	153	-39%
Foreclosed assets, net	-	18	-100%	49	92	-47%
Depreciation	52	53	-2%	159	157	1%
FDIC premiums	34	106	-68%	168	313	-46%
Regulatory assessment	3	30	-90%	59	128	-54%
Other insurance	26	30	-13%	84	91	-8%
Other	41	38	8%	142	118	20%
Noninterest expense	2,512	2,398	5%	7,305	7,241	1%

Income before income taxes	754	330	128%	1,846	1,048	76%
Income tax expense	249	-	n/m	603	-	n/m
Net Income	$505	$330	53%	$1,243	$1,048	19%
Dividends on Series B preferred stock and accretion of discount	(214)	(214)	0%	(643)	(643)	0%
Earnings attributable to common stockholders	$291	$116	151%	$600	$405	48%

Share Data
Basic earnings (loss) per common share	$0.02	$0.01		$0.04	$0.03
Diluted earnings (loss) per common share	$0.02	$0.01		$0.04	$0.03

Average common shares outstanding - basic	16,003,363	15,823,710		16,015,147	15,823,710
Average common shares outstanding - diluted	16,021,023	15,832,106		16,028,338	15,833,151

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(unaudited)	2016	2016	2016	2015	2015
Assets
Cash and cash equivalents	$52,302	$13,007	$24,779	$25,895	$20,101
Interest-bearing deposits in other financial institutions	100	100	-	-	494
Securities available for sale	9,226	9,329	9,372	9,368	11,573
Loans held for sale	2,466	2,736	1,598	889	673
Loans and leases	336,269	330,977	307,195	303,684	289,956
Less allowance for loan and lease losses	(6,893)	(6,613)	(6,716)	(6,620)	(6,522)
Loans and leases, net	329,376	324,364	300,479	297,064	283,434
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	-	-	1,636	1,636	1,636
Premises and equipment, net	3,494	3,530	3,561	3,609	3,657
Bank owned life insurance	4,896	4,863	4,830	4,797	4,763
Accrued interest receivable and other assets	4,592	4,882	5,154	6,093	3,169
Total assets	$408,394	$364,753	$353,351	$351,293	$331,442

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$53,515	$37,182	$37,266	$42,926	$29,664
Interest bearing	292,339	258,846	255,168	247,541	244,150
Total deposits	345,854	296,028	292,434	290,467	273,814
FHLB advances	15,500	22,500	14,500	14,500	14,500
Advances by borrowers for taxes and insurance	349	198	353	656	311
Accrued interest payable and other liabilities	2,415	2,078	2,369	2,203	2,537
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	369,273	325,959	314,811	312,981	296,317

Stockholders' equity	39,121	38,794	38,540	38,312	35,125
Total liabilities and stockholders' equity	$408,394	$364,753	$353,351	$351,293	$331,442

Consolidated Financial Highlights

	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	September 30,
(unaudited)	2016	2016	2016	2015	2015	2016	2015

Earnings (loss)
Net interest income	$2,936	$2,835	$2,666	$2,451	$2,454	$8,437	$7,346
Provision for loan and lease losses	$20	$160	$50	$50	$50	$230	$200
Noninterest income	$350	$290	$304	$205	$324	$944	$1,143
Noninterest expense	$2,512	$2,339	$2,454	$2,370	$2,398	$7,305	$7,241
Net Income (loss) (1)	$505	$422	$316	$3,429	$330	$1,243	$1,048
Dividends on Series B preferred stock and accretion of discount	$(214)	$(215)	$(214)	$(214)	$(214)	$(643)	$(643)
Earnings (loss) available to common stockholders	$291	$207	$102	$3,215	$116	$600	$405
Basic earnings (loss) per common share	$0.02	$0.01	$0.01	$0.20	$0.01	$0.04	$0.03
Diluted earnings (loss) per common share	$0.02	$0.01	$0.01	$0.15	$0.01	$0.04	$0.03

Performance Ratios (annualized)
Return on average assets	0.53%	0.47%	0.36%	4.06%	0.40%	0.46%	0.43%
Return on average equity	5.19%	4.37%	3.29%	39.05%	3.77%	4.29%	4.02%
Average yield on interest-earning assets	4.22%	4.29%	4.14%	4.00%	4.06%	4.22%	4.09%
Average rate paid on interest-bearing liabilities	1.08%	1.06%	1.03%	1.03%	1.03%	1.06%	0.99%
Average interest rate spread	3.14%	3.23%	3.11%	2.97%	3.03%	3.16%	3.10%
Net interest margin, fully taxable equivalent	3.32%	3.41%	3.29%	3.13%	3.17%	3.34%	3.24%
Efficiency ratio	76.45%	74.85%	82.63%	89.23%	86.32%	77.87%	85.18%
Noninterest expense to average assets	2.64%	2.61%	2.80%	2.80%	2.87%	2.68%	2.96%

Capital
Core capital ratio (2)	10.28%	10.92%	10.89%	11.12%	10.82%	10.28%	10.82%
Total risk-based capital ratio (2)	13.11%	13.23%	13.69%	13.67%	13.77%	13.11%	13.77%
Tier 1 risk-based capital ratio (2)	11.85%	11.97%	12.43%	12.40%	12.50%	11.85%	12.50%
Common equity tier 1 capital to risk weighted assets (2)	11.85%	11.97%	12.43%	12.40%	12.50%	11.85%	12.50%
Equity to total assets at end of period	9.58%	10.64%	10.91%	10.91%	10.60%	9.58%	10.60%

Book value per common share	$1.69	$1.67	$1.66	$1.64	$1.46	$1.69	$1.46
Tangible book value per common share	$1.69	$1.67	$1.66	$1.64	$1.46	$1.69	$1.46
Period-end market value per common share	$1.41	$1.36	$1.35	$1.32	$1.34	$1.41	$1.34
Period-end common shares outstanding	16,002,910	16,003,710	16,024,210	16,024,210	15,823,710	16,002,910	15,823,710
Average basic common shares outstanding	16,003,363	16,017,997	16,024,210	15,957,377	15,823,710	16,015,147	15,823,710
Average diluted common shares outstanding	16,021,023	16,028,990	16,033,988	22,820,088	15,832,106	16,028,338	15,833,151

Asset Quality
Nonperforming loans	$868	$1,397	$1,442	$1,425	$1,492	$868	$1,492
Nonperforming loans to total loans	0.26%	0.42%	0.47%	0.47%	0.51%	0.26%	0.51%
Nonperforming assets to total assets	0.21%	0.38%	0.87%	0.87%	0.94%	0.21%	0.94%
Allowance for loan and lease losses to total loans	2.05%	2.00%	2.19%	2.18%	2.25%	2.05%	2.25%
Allowance for loan and lease losses to nonperforming loans	794.12%	473.37%	465.74%	464.56%	437.13%	794.12%	437.13%
Net charge-offs (recoveries)	$(260)	$263	$(46)	$(48)	$8	$(43)	$(6)
Annualized net charge-offs (recoveries) to average loans	(0.32%)	0.34%	(0.06%)	(0.07%)	0.01%	(0.02%)	(0.00%)

Average Balances
Loans	$327,346	$313,438	$298,158	$280,169	$280,710	$312,981	$273,382
Assets	$380,319	$358,290	$349,991	$338,095	$334,067	$362,867	$326,214
Stockholders' equity	$38,949	$38,632	$38,422	$35,127	$35,018	$38,668	$34,795

(1)  Net Income for the quarter ended December 31, 2015, includes a $3.2 million credit to income tax expense as a result of the reversal of a deferred tax valuation allowance that occurred in the fourth quarter of 2015.

(2) Regulatory capital ratios of CFBank